                                                                    EXHIBIT 10.3




                                     FORM OF

                               ISRAELI SEPARATION,
               INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT,

                          DATED AS OF _________, 2000,

                                 BY AND BETWEEN

                                 MOTOROLA, INC.

                                       AND

                                  PROPEL, INC.

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                                Table of Contents

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                                                                                                               Page

1.       Definitions..........................................................................................- 2 -

2.       The Initial Public Offering and the Distribution....................................................- 10 -
         2.1      The Initial Public Offering................................................................- 10 -
         2.2      The Distribution...........................................................................- 10 -
         2.3      Certain Stockholder Matters................................................................- 11 -
         2.4      Prior Relationship.........................................................................- 11 -
         2.5      Further Assurances Regarding a Distribution................................................- 11 -
         2.6      Abandonment of a Distribution..............................................................- 12 -

3.       Expenses............................................................................................- 12 -
         3.1      General....................................................................................- 12 -
         3.2      Certain Expenses Relating to the Initial Public Offering...................................- 12 -
         3.3      Certain Expenses Relating to a Distribution................................................- 12 -

4.       Covenants To Preserve (i) Tax-Free Status of the Distribution (ii) Tax Free Status of the
         Israeli Separation and (iii) the Qualification of the Contribution as a D Reorganization............- 13 -
         4.1      Representations, Warranties and Agreements. ...............................................- 13 -
         4.2      Restrictions on Propel.....................................................................- 14 -
         4.3      Cooperation and Other Covenants............................................................- 17 -
         4.4      Indemnification for Tax Liabilities........................................................- 20 -
         4.5      Procedure for Indemnification for Tax Liabilities..........................................- 21 -
         4.6      Exclusive Remedies.........................................................................- 22 -

5.       Certain Other Covenants.............................................................................- 22 -
         5.1      Financial and Other Information............................................................- 22 -
         5.2      Other Covenants............................................................................- 29 -
         5.3      Covenants Regarding the Incurrence of Indebtedness.........................................- 30 -

6.       Indemnification.....................................................................................- 30 -
         6.1      Indemnification by Propel..................................................................- 30 -
         6.2      Indemnification by Motorola................................................................- 31 -
         6.3      Procedure for Indemnification Involving Third-Party Claims.................................- 31 -
         6.4      Procedure for Indemnification Not Involving Third-Party Claims.............................- 32 -
         6.5      Certain Limitations........................................................................- 32 -
         6.6      Exclusive Remedies.........................................................................- 33 -

7.       Miscellaneous.......................................................................................- 33 -
         7.1      Entire Agreement...........................................................................- 33 -
         7.2.     Governing Law..............................................................................- 34 -
         7.3.     Notices....................................................................................- 34 -
         7.4.     Parties in Interest........................................................................- 35 -
         7.5.     Counterparts...............................................................................- 35 -
         7.6.     Assignment.................................................................................- 35 -

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         7.7.     Amicable  Resolution.......................................................................- 35 -
         7.8      Mediation and Alternate Dispute Resolution.................................................- 36 -
         7.9.     Jurisdiction...............................................................................- 36 -
         7.10.    Severability...............................................................................- 37 -
         7.11.    Failure or Indulgence Not Waiver; Remedies Cumulative......................................- 37 -
         7.12.    Amendment..................................................................................- 37 -
         7.13.    Authority..................................................................................- 37 -
         7.14.    Interpretation.............................................................................- 37 -


EXHIBITS

Agreements Subject to Section 5.2(c)......................................................................Exhibit A


                                     FORM OF
                   ISRAELI SEPARATION, INITIAL PUBLIC OFFERING
                           AND DISTRIBUTION AGREEMENT

         This ISRAELI SEPARATION, INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT (the "Agreement") is made and entered into as of _______, 2000, by and between Motorola, Inc., a Delaware corporation ("Motorola") and Propel, Inc., a Delaware corporation ("Propel"). Certain capitalized terms used herein are defined in SECTION 1 of this Agreement.

                                    RECITALS

         WHEREAS, the Board of Directors of Motorola has determined that it would be appropriate and desirable to completely separate the Propel Business from Motorola;

         WHEREAS, Motorola has caused Propel to be incorporated as a wholly owned subsidiary of Motorola in order to effect such separation;

         WHEREAS, Motorola and Propel will enter into the Separation Agreement and the Ancillary Agreements, pursuant to which Motorola and Propel will effect the Contribution;

         WHEREAS, Motorola and Propel intend that the Contribution qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code;

         WHEREAS, Motorola and Propel intend that the Israeli Separation qualify as a tax-free transaction to Motorola, Motorola Affiliates and Motorola's stockholders under both U.S. and Israeli tax law;

         WHEREAS, Motorola currently owns all of the issued and outstanding Propel Common Stock;

         WHEREAS, Propel has previously filed the IPO Registration Statement with the SEC but it has not yet become effective;

         WHEREAS, the parties currently contemplate that, reasonably promptly following the execution of this Agreement, Propel shall consummate the Initial Public Offering;

         WHEREAS, immediately following the consummation of the Initial Public Offering, Motorola shall own approximately ___% of the outstanding Propel Common Stock or approximately ____% if the underwriters exercise their over-allotment option in full in accordance with the Underwriting Agreement (and in no event less than 80%);

         WHEREAS, Motorola currently intends to evaluate its strategic options with respect to its entire ownership interest in Propel remaining after the Initial Public Offering;

         WHEREAS, one of the strategic options which Motorola may consider in the future is to divest its remaining ownership in Propel in a Distribution;

         WHEREAS, Motorola, if it decides to proceed with a Distribution, expects to accomplish the Distribution by means of a split-off, a spin-off or some combination of both transactions;

         WHEREAS, Motorola and Propel intend that a Distribution, if it occurs, will be tax-free to Motorola, Motorola Affiliates and Motorola's stockholders pursuant to Section 355 of the Code; and

         WHEREAS, the parties intend in this Agreement to set forth the principal arrangements between them regarding the Israeli Separation, the Initial Public Offering and a Distribution.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.       DEFINITIONS.

         "ABANDONMENT NOTICE" has the meaning set forth in SECTION 2.6.

         "ACTIVE TRADE OR BUSINESS" means either the Distribution Active Trade or Business or the Propel Israel Separation Active Trade or Business, or both.

         "ADR" has the meaning set forth in SECTION 7.8.

         "AFFILIATE" means a Propel Affiliate or a Motorola Affiliate, as the case may be.

         "AGREEMENT" has the meaning set forth in the Preamble.

         "ANCILLARY AGREEMENTS" has the meaning ascribed to such term in the Separation Agreement.

         "ANNUAL FINANCIAL STATEMENTS" has the meaning set forth in SECTION 5.1(a)(v).

         "BUSINESS" means the Propel Business or the Motorola Business, as the case may be.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a day on which banking institutions located in Chicago, Illinois are authorized or obligated by law or executive order to close.

         "CLAIM" has the meaning set forth in SECTION 6.4.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "CONTRIBUTION" means the contribution and transfer of certain assets and liabilities associated with the Propel Business by Motorola and certain of the Motorola Affiliates to Propel (and the receipt and assumption by Propel of such assets and liabilities) as contemplated by the Separation Agreement.

         "CONTROL" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "Control" have the corollary meaning ascribed thereto.

         "D REORGANIZATION" means a transaction qualifying as a reorganization under Section 368(a)(1)(D) of the Code.

         "DISPUTE" has the meaning set forth in SECTION 7.8.

         "DISPUTE NOTICE" means written notice of any dispute between Motorola and Propel arising out of or relating to this Agreement, which shall set forth, in reasonable detail, the nature of the dispute.

         "DISTRIBUTION" means a distribution of Propel Common Stock by Motorola in one or more transactions occurring after the Initial Public Offering that collectively have the effect that shares of Propel Common Stock held by Motorola constituting Tax Control are distributed to Motorola stockholders, whenever such transaction(s) shall occur.

         "DISTRIBUTION ACTIVE TRADE OR BUSINESS" means the active conduct of the trade or business (as defined in Section 355(b)(2) of the Code) conducted by Propel immediately after the Contribution.

         "DISTRIBUTION DATE" means any date or dates, as the case may be, determined by Motorola, in its sole and absolute discretion, to be a date on which shares of Propel Common Stock held by Motorola are distributed to Motorola stockholders.

         "DISTRIBUTION RULING" has the meaning set forth in SECTION 4.3(d).

         "EFFECTIVE DATE" means the closing of the Initial Public Offering.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "FAVORABLE MOTOROLA DETERMINATION" has the meaning set forth in SECTION 4.3(b).

         "FINAL DETERMINATION" means a final result, determination, finding, judgment and/or award.

         "GAAP" means U.S. generally accepted accounting principles, consistently applied.

         "INDEMNIFYING PARTY" means a Person that is obligated to provide indemnification under this Agreement.

         "INDEMNITEE" means a Person that is entitled to seek indemnification under this Agreement.

         "INITIAL PUBLIC OFFERING" means the initial public offering by Propel of shares of Propel Common Stock as contemplated by the IPO Registration Statement.

         "IPO REGISTRATION STATEMENT" means the Registration Statement on Form S-1, Registration No. 333-40200, of Propel, as supplemented and amended from time to time.

         "IRS" means Internal Revenue Service of the U.S. Department of Treasury or any successor agency.

         "ISRAELI SEPARATION" means the transfer of assets and liabilities by Propel Israel to Motorola Israel as effected pursuant to the Split Agreement dated December 28, 1999.

         "ISRAELI SEPARATION DATE" means any date or dates, as the case may be, determined by Motorola, in its sole and absolute discretion, to be a date on which the Israeli Separation occurs.

         "LOSSES" means all losses, liabilities, claims, obligations, demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements, or fees, reasonable attorneys' fees and court costs, of any nature or kind, whether or not the same would properly be reflected on a balance sheet, and "LOSS" means any of these.

         "MOTOROLA" has the meaning set forth in the Preamble.

         "MOTOROLA AFFILIATE" means a Person that, directly or indirectly through one or more intermediaries, is Controlled by Motorola; PROVIDED, HOWEVER, that for purposes of this Agreement, neither Propel nor any Propel Affiliates shall be deemed to be Motorola Affiliates.

         "MOTOROLA ANNUAL STATEMENTS" has the meaning set forth in SECTION 5.1(b)(ii).

         "MOTOROLA BUSINESS" means any business or operations of Motorola or any Motorola Affiliates other than the Propel Business.

         "MOTOROLA COMMON STOCK" means the common stock, par value $3 per share, of Motorola.

         "MOTOROLA DISCLOSURE PORTIONS" means all material set forth in, or incorporated by reference into, the IPO Registration Statement to the extent relating exclusively to (i) Motorola and the Motorola Affiliates (excluding Propel and the Propel Affiliates), (ii) the Motorola Business, (iii) Motorola's intentions with respect to a Distribution or (iv) the terms of a Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect a Distribution and the timing of and conditions to the consummation of a Distribution.

         "MOTOROLA ISRAEL" means MIL FINO Ltd., an Israeli company whose name will be changed to Motorola Israel Ltd. promptly following the Israeli Separation.

         "MOTOROLA PUBLIC FILINGS" has the meaning set forth in SECTION 5.1(a)(xiii).

         "MOTOROLA TRANSFER AGENT" means Harris Trust and Savings Bank in its capacity as the transfer agent and registrar for the Motorola Common Stock.

         "MOTOROLA'S AUDITORS" has the meaning set forth in SECTION 5.1(b)(ii).

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "PRE-DISTRIBUTION PERIOD" means the period of time from the date hereof until the completion of a Distribution.

         "PROPEL" has the meaning set forth in the Preamble.

         "PROPEL AFFILIATE" means a Person that, directly or indirectly through one or more intermediaries, is Controlled by, or is under common Control with Propel; PROVIDED, HOWEVER, that for purposes of this Agreement, neither Motorola nor any Motorola Affiliates shall be deemed to be Propel Affiliates.

         "PROPEL BUSINESS" has the meaning ascribed to such term in the Separation Agreement.

         "PROPEL CAPITAL STOCK" means all classes or series of capital stock of Propel, including all options, warrants and other rights to acquire such capital stock.

         "PROPEL COMMON STOCK" means the common stock, par value $0.01 per share, of Propel.

         "PROPEL INDEBTEDNESS" has the meaning set forth in SECTION 5.3.

         "PROPEL ISRAEL" means Motorola Israel Ltd., an Israeli company whose name will be changed to Propel Israel Ltd. promptly following the Israeli Separation.

         "PROPEL ISRAEL CAPITAL STOCK" means all classes or series of capital stock of Propel Israel.

         "PROPEL ISRAEL SEPARATION ACTIVE TRADE OR BUSINESS" means the active conduct of the cellular phone distribution trade or business (for this purpose, trade or business has the meaning ascribed to it in Section 355(b)(2) of the Code) conducted by Propel Israel immediately prior to the Israeli Separation Date.

         "PROPEL OPERATING COMPANIES" means any of the following companies: Baja Celular Mexicana S.A. de C.V.; Movitel Del Noroeste S.A. de C.V.; Telefonia Celular Del Norte S.A. de C.V.; Celular de Telefonia S.A. de C.V.; Compania de Radiocommunicaciones Moviles, S.A.; Entel Telefonia Personal, S.A.; Tricom S.A.; Abiatar, S.A.; Global Telecom, S.A.; Grupo Portatel S.A. de C.V.; Pelephone Communication Ltd.; The Egyptian Company for Mobile Services; UAB Omnitel; Jordan Mobile Telephone Services Company Ltd.; Bakcell II; Hutchison Telephone Company Ltd.; and Pakistan Mobile Communications Ltd.

         "PROPEL PUBLIC DOCUMENTS" has the meaning set forth in SECTION 5.1(a)(VIII).

         "PROPEL TRANSFER AGENT" means Computershare Investor Services, LLC, in its capacity as the transfer agent and registrar for the Propel Common Stock.

         "PROPEL'S AUDITORS" has the meaning set forth in SECTION 5.1(b)(I).

         "PROPOSED ACQUISITION TRANSACTION" means either a Proposed Propel Acquisition Transaction or a Proposed Propel Israel Acquisition Transaction, or both.

         "PROPOSED PROPEL ACQUISITION TRANSACTION" means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355 of the Code and Prop. Reg. Sections1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), regardless of whether or not such transaction is supported by Propel management or shareholders, is a hostile acquisition, or otherwise, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Propel or one or more holders of outstanding shares of Propel Capital Stock, a number of shares of Propel Capital Stock that would, when combined with the number of shares of Propel Capital Stock sold pursuant to the Initial Public Offering and any secondary offerings of Propel Capital Stock, comprise 50% or more of (A) the value of all outstanding shares of Propel Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of Voting Stock of Propel as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.

         "PROPOSED PROPEL ISRAEL ACQUISITION TRANSACTION" means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355 of the Code and Prop. Reg. Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), regardless of whether or not such transaction is supported by Propel management or shareholders, is a hostile acquisition, or otherwise, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Propel Israel or one or more holders of outstanding shares of Propel Israel Capital

Stock, a number of shares of Propel Israel Capital Stock that would comprise 50% or more of (A) the value of all outstanding shares of Propel Israel Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of Propel Israel as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.

         "QUARTERLY FINANCIAL STATEMENTS" has the meaning set forth in SECTION 5.1(a)(iv).

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement to be entered into between Motorola and Propel concurrently with the execution and delivery of this Agreement, as amended from time to time, the form of which is attached to the Separation Agreement.

         "REGULATION S-K" means Regulation S-K of the General Rules and Regulations promulgated by the SEC.

         "REGULATION S-X" means Regulation S-X of the General Rules and Regulations promulgated by the SEC.

         "REPRESENTATION DATE" means any date on which Propel makes any representation (i) to the IRS or to the Tax Advisor selected by Motorola for the purpose of obtaining a Subsequent Tax Opinion/Ruling, or (ii) to Motorola for the purpose of any determination required to be made by Motorola pursuant to
SECTION 4.3.

         "REPRESENTATION LETTERS FOR A DISTRIBUTION" means the representation letters and any other materials (including, without limitation, the ruling request and the related supplemental submissions to the IRS) delivered or deliverable by Motorola and others in connection with the rendering by Tax Advisors of advice and the issuance by the IRS of the Tax Opinions/Rulings for a Distribution, which to the extent related to Propel shall be in form and substance reasonably satisfactory to Propel.

         "REPRESENTATION LETTERS FOR THE ISRAELI SEPARATION" means the representation letters and any other materials (including, without limitation, the ruling request and the related supplemental submissions to the IRS and the Israeli taxing authorities) delivered or deliverable by Motorola and others in connection with the rendering by Tax Advisors and Israeli tax counsel of advice and the issuance by the IRS and the Israeli tax authorities of the Tax Opinions/Rulings for the Israeli Separation.

         "REPRESENTATION LETTERS" means either the Representation Letters for a Distribution or the Representation Letters for the Israeli Separation, or both.

         "REPRESENTATIVE" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

         "REQUEST" has the meaning set forth in SECTION 6.4.

         "SEC" means the United States Securities and Exchange Commission or any successor agency.

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "SENIOR OFFICERS" has the meaning set forth in SECTION 7.8.

         "SEPARATE COUNSEL" has the meaning set forth in SECTION 6.3(b).

         "SEPARATION AGREEMENT" means the Master Separation Agreement by and between Motorola and Propel, dated as of the date hereof, as amended from time to time.

         "STEERING COMMITTEE" has the meaning set forth in SECTION 7.7.

         "SUBSEQUENT DISTRIBUTION TAX OPINION/RULING" means either (i) an opinion of Tax Advisors selected by Motorola, in its sole and absolute discretion, confirming, in form and substance reasonably satisfactory to Motorola, that, as a consequence of the consummation of a subsequent transaction, no income, gain or loss for U.S. federal income tax purposes will be recognized by Motorola, the stockholders or former stockholders of Motorola, or any Motorola Affiliate with respect to a Distribution, PROVIDED, HOWEVER, that Motorola shall not be obligated to agree to obtain an opinion of Tax Advisors; or (ii) an IRS private letter ruling to the same effect.

         "SUBSEQUENT ISRAELI SEPARATION TAX OPINION/RULING" means either (i) an opinion of Tax Advisors and/or Israeli tax advisors selected by Motorola, in its sole and absolute discretion, confirming, in form and substance reasonably satisfactory to Motorola, that, as a consequence of the consummation of a subsequent transaction, no income, gain or loss for either U.S. federal income tax purposes or Israeli federal income tax purposes will be recognized by Motorola, the stockholders or former stockholders of Motorola, any Motorola Affiliate, Propel, or any Propel Affiliate with respect to a Distribution, PROVIDED, HOWEVER, that Motorola shall not be obligated to agree to obtain an opinion of Tax Advisors; or (ii) an IRS private letter ruling and/or an Israeli tax authority letter ruling to the same effect.

         "SUBSEQUENT TAX OPINION/RULING" means either a Subsequent Israeli Separation Tax Opinion/Ruling or Subsequent Distribution Tax Opinion/Ruling, or both.

         "TAX" means (i) any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on, minimum, estimated, or other tax, assessment, or governmental charge of any kind whatsoever imposed by any governmental authority, including any interest, penalty, or addition thereto, whether disputed or not; (ii) liability for the payment of any amounts of the type described in clause (i) above arising as a result of being (or having been) a member of any affiliated group (within the meaning of Section 1504 of the Code or any other similar provision under state, local or foreign law) or being (or having been) included or required to be included in any Tax Return related thereto; and (iii) liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

         "TAX ADVISOR" means a U.S. nationally recognized accounting or law firm.

         "TAX AGREEMENT" means the Tax Sharing Agreement, between Motorola and Propel, the form of which is attached to the Separation Agreement, as amended from time to time.

         "TAX CONTROL" means the definition of "control" set forth in Section 368(c) of the Code (or in any successor statute of provision), as such definition may be amended from time to time.

         "TAX-FREE STATUS OF A DISTRIBUTION" means the nonrecognition of taxable gain or loss for U.S. federal income tax purposes to Motorola, Motorola Affiliates and Motorola's stockholders in connection with a Distribution.

         "TAX-FREE STATUS OF THE ISRAELI SEPARATION" means the nonrecognition of taxable gain or loss for either U.S. federal income tax or Israeli income tax purposes to Propel, Propel Affiliate, Motorola, Motorola Affiliates and Motorola's stockholders in connection with the Israeli Separation.

         "TAX OPINIONS/RULINGS FOR A DISTRIBUTION" means the opinions of Tax Advisors and the ruling by the IRS deliverable to Motorola in connection with the Contribution and a Distribution.

         "TAX OPINION/RULINGS FOR THE ISRAELI SEPARATION" means (i) the opinions of Tax Advisors, (ii) the July 7, 2000 ruling by the IRS delivered to Motorola in connection with the Israeli Separation, and (iii) the _______________, 2000 ruling by the Israeli tax authorities in connection with the Israeli Separation.

         "TAX OPINIONS/RULINGS" means either the Tax Opinions/Rulings for the Israeli Separation or the Tax Opinions/Rulings for a Distribution, or both.

         "TAX-RELATED LOSSES" means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, final determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such taxes; and
(iii) all costs and expenses that may result from adverse tax consequences to Motorola or Motorola's stockholders (including all costs, expenses and damages associated with stockholder litigation or controversies) payable by Motorola or Motorola Affiliates.

         "THIRD-PARTY CLAIM" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than Motorola or any Motorola Affiliate or Propel or any Propel Affiliate which gives rise to a right of indemnification hereunder.

         "UNDERWRITING AGREEMENT" means the Underwriting Agreement between Propel and the underwriters relating to the Initial Public Offering, as amended from time to time.

         "VALUE" means with respect to any trade or business (or portion thereof), the fair market value of the assets constituting such trade or business, less the current liabilities associated with such trade or business, in each case determined as of the applicable Distribution Date.

         "VOTING STOCK" means with respect to any Person, all classes and series of the capital stock of such Person entitled to vote generally in the election of directors.

2.       THE INITIAL PUBLIC OFFERING AND THE DISTRIBUTION.

         2.1 THE INITIAL PUBLIC OFFERING. Propel shall consult with, and cooperate in all respects with, Motorola in connection with the pricing of the Propel Common Stock to be offered in the Initial Public Offering and shall, at Motorola's direction, promptly take any and all actions necessary or desirable to consummate the Initial Public Offering as contemplated by the IPO Registration Statement and the Underwriting Agreement.

         2.2 THE DISTRIBUTION. Motorola currently intends, following the consummation of the Initial Public Offering, to evaluate its strategic options with respect to its remaining ownership interest in Propel, including without limitation, the option to effect a Distribution by means of a split-off, a spin-off or some combination of both transactions. Motorola shall, in its sole and absolute discretion, determine whether to proceed with all or part of a Distribution and all terms of a Distribution, including without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect a Distribution and the timing of and conditions to the consummation of a Distribution. In addition, if Motorola decides to proceed with a Distribution, Motorola may at any time and from time to time until the completion of a Distribution modify or change the terms of a Distribution, including without limitation, by accelerating or delaying the timing of the consummation of all or part of a Distribution. Motorola shall be under no obligation to consummate a Distribution and may, in its sole and absolute discretion, elect to continue to hold all or part of its remaining interest in Propel or to divest of such interest by means other than a Distribution, including without limitation, a private sale or one or more additional public offerings. In the event Motorola elects to consummate a Distribution, Propel shall cooperate with Motorola in all respects to accomplish a Distribution and shall, at Motorola's direction, promptly take any and all actions necessary or desirable to effect a Distribution, including, without limitation, the registration under the Securities Act of Propel Common Stock on an appropriate registration form or forms to be designated by Motorola. Motorola shall select any investment banker(s) and manager(s) in connection with a Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for Motorola; PROVIDED that nothing herein shall prohibit Propel from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with a Distribution.

         2.3 CERTAIN STOCKHOLDER MATTERS. From and after the distribution of Propel Common Stock in connection with any transaction(s) included as part of a Distribution and until such Propel Common Stock is duly transferred in accordance with applicable law, Propel shall regard the Persons receiving Propel Common Stock in such transaction(s) as record holders of Propel Common Stock in accordance with the terms of such transaction(s) without requiring any action on the part of such Persons. Propel agrees that, subject to any transfers of such stock, (a) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Propel Common Stock then held by such holder and (b) each such holder shall be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of Propel Common Stock then held by such holder. Motorola shall cooperate, and shall instruct the Motorola Transfer Agent to cooperate, with Propel and the Propel Transfer Agent, and Propel shall cooperate, and shall instruct the Propel Transfer Agent to cooperate, with Motorola and the Motorola Transfer Agent, in connection with all aspects of a Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of Propel Common Stock distributed to the holders of Motorola Common Stock in connection with any transaction(s) included as part of a Distribution. Following a Distribution, Motorola shall instruct the Motorola Transfer Agent to deliver to the Propel Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Motorola Common Stock receiving shares of Propel Common Stock in connection with any transaction(s) included as part of a Distribution.

         2.4 PRIOR RELATIONSHIP. Propel, with respect to Propel and all of the Propel Affiliates, and Motorola, with respect to Motorola and all of the Motorola Affiliates, agree to take all commercially reasonable action to discontinue their respective uses as promptly as is commercially reasonable of any printed material that indicates an ownership or other relationship between or among Motorola and Propel or any of their respective Affiliates that has changed as a result of the Initial Public Offering, a Distribution or any other transactions contemplated hereby; provided that this SECTION 2.4 shall not prohibit the use of printed material containing appropriate and accurate references to such relationship.

         2.5 FURTHER ASSURANCES REGARDING A DISTRIBUTION. In addition to the actions specifically provided for elsewhere in this Agreement, if Motorola decides to proceed with a Distribution, Propel shall, at Motorola's direction, use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Distribution as promptly as reasonably practicable. Without limiting the generality of the foregoing, Propel shall, at Motorola's direction, cooperate with Motorola, and execute and deliver, or use all commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any domestic or foreign governmental or regulatory authority requested by Motorola in order to consummate and make effective a Distribution.

         2.6 ABANDONMENT OF A DISTRIBUTION. The parties expressly acknowledge and agree that Motorola intends to evaluate its strategic options with respect to its ownership interest in Propel remaining after the Initial Public Offering, including, without limitation, a Distribution. The parties further acknowledge and agree that, should Motorola decide to pursue a Distribution, Motorola is not obligated in any respect to proceed with or complete a Distribution and that Motorola may, in its sole and absolute discretion, at any time abandon its plans to proceed with or complete a Distribution. In the event that Motorola by action of its Board of Directors determines in its sole and absolute discretion that it no longer intends to proceed with or complete a Distribution either then or at any time in the future, Motorola shall provide to Propel a written notification of such determination (an "ABANDONMENT NOTICE"). Effective as of the date of the Abandonment Notice, the portions of SECTIONS 4.2 and 4.3 of this Agreement that relate solely to the Tax Free Status of a Distribution (and not to the Tax Free Status of the Israeli Separation) shall terminate, become null and void and have no further force and effect.

3.       EXPENSES.

         3.1 GENERAL. Except as otherwise provided in this Agreement, the Separation Agreement, any of the other Ancillary Agreements or any other agreement between the parties relating to the Contribution, the Initial Public Offering or a Distribution, all costs and expenses of either party hereto in connection with the Contribution, the Initial Public Offering and the Distribution shall be paid by the party that incurs such costs and expenses.

         3.2 CERTAIN EXPENSES RELATING TO THE INITIAL PUBLIC OFFERING. Motorola shall be responsible for the payment of all costs, fees and expenses relating to the Initial Public Offering, including, but not limited to the payment of (a) the costs, fees and expenses of all of Motorola's financial, legal, accounting and other advisors incurred in connection with the Initial Public Offering and (b) any internal fees, costs and expenses incurred by Motorola or any Motorola Affiliate in connection with the Initial Public Offering; PROVIDED, HOWEVER, that Motorola shall not be responsible for the payment of any costs, fees and expenses of Propel's advisors including, without limitation, any fees due to the firm of Skadden, Arps, Slate, Meagher & Flom. Motorola shall be entitled to any and all amounts received from the underwriters relating to reimbursement for any costs, fees and expenses relating to the Initial Public Offering.

         3.3 CERTAIN EXPENSES RELATING TO A DISTRIBUTION. Except as provided in the Registration Rights Agreement or any other agreement between the parties, Motorola shall generally be responsible for the payment of all costs, fees and expenses relating to a Distribution; provided that Propel shall be responsible for the payment of (a) the costs, fees and expenses of all of Propel's financial, legal, accounting and other advisors incurred in connection with a Distribution and (b) any internal fees, costs and expenses incurred by Propel or any Propel Affiliate in connection with a Distribution.

Nothing in this Article 3 shall be deemed to affect the allocation of liabilities and obligations of the parties under this Agreement, any of the other Ancillary Agreements or under the Underwriting Agreement.

4. COVENANTS TO PRESERVE (i) TAX-FREE STATUS OF THE DISTRIBUTION (ii) TAX FREE STATUS OF THE ISRAELI SEPARATION AND (iii) THE QUALIFICATION OF THE CONTRIBUTION AS A D REORGANIZATION. Propel and Motorola hereby represent and warrant to, and covenant and agree with, each other as follows:

         4.1      REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                  (a)      PROPEL. Propel hereby represents and warrants that
         (i) it has examined the existing Tax Opinions/Rulings and the Representation Letters, and (ii) the facts presented and the representations made therein, to the extent descriptive of Propel, the Propel Business, the Propel Affiliates or the Propel Operating Companies (including, without limitation, the business purposes for a Distribution and the Israeli Separation, the representations in such Representation Letters and Tax Opinions/Rulings to the extent that they relate to Propel, the Propel Business, the Propel Affiliates or the Propel Operating Companies, and the plans, proposals, intentions and policies of Propel) are true, correct and complete in all material respects.

                  (b) MOTOROLA. Motorola hereby represents and warrants that (i) it has examined the existing Tax Opinions/Rulings and the Representation Letters, and (ii) the facts presented and the representations made therein, to the extent descriptive of Motorola or the Motorola Business (including, without limitation, the business purposes for a Distribution and the Israeli Separation, the representations in such Representation Letters and Tax Opinions/Rulings to the extent that they relate to Motorola or the Motorola Business, and the plans, proposals, intentions and policies of Motorola) are true, correct and complete in all material respects.

                  (c) PROPEL AND MOTOROLA AGREEMENTS. Propel and Motorola acknowledge that the Tax Opinions/Rulings for a Distribution and the Representation Letters for a Distribution have not been obtained or submitted and may not be obtained or submitted until after the Initial Public Offering. Propel and Motorola will use their commercially reasonable efforts and shall cooperate in good faith to finalize the Representation Letters for a Distribution as soon as possible hereafter and to cause the same to be submitted to the IRS or such other governmental authorities as Motorola shall deem necessary and shall take such other commercially reasonable actions as may be necessary or desirable to obtain the Tax Opinions/Rulings for a Distribution in order to confirm the Tax-Free Status of a Distribution. The submission of the Representation Letters for a Distribution to the IRS (or any Representation Letters for the Israeli Separation made after the date hereof) shall be evidence of the extension of the representations and warranties made in clauses (a) and (b) of this SECTION 4.1 to such Representation Letters. In addition, upon receipt of the Tax Opinions/Rulings for a Distribution, Propel and Motorola shall promptly confirm the extension of the representations and warranties made in clauses (a) and
         (b) of this SECTION 4.1 to such Tax Opinions/Rulings for a Distribution.

         4.2      RESTRICTIONS ON PROPEL.

                  (a) PRE-DISTRIBUTION PERIOD. During the Pre-Distribution Period, Propel shall not take any action (including, the issuance of Propel Capital Stock) if, as a result of taking such action, Propel could have issued and outstanding a number of shares of Propel Capital Stock, computed on a fully diluted basis, including by way of the exercise of stock options (whether or not such stock options are currently exercisable) or the issuance of restricted stock, that could cause (i) Motorola to cease to have Tax Control of Propel or (ii) Propel to cease to have Tax Control over Propel Israel.

                  (b) PROPOSED ACQUISITION TRANSACTIONS. From the date hereof (i) until the first day after the two-year anniversary of the latest Distribution Date, Propel shall not enter into any Proposed Acquisition Transaction and, to the extent Propel has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur or (ii) until the first day after the two-year anniversary of the Israeli Separation Date, Propel shall not enter into any sale, transfer or other disposition of Propel Israel Capital Stock.

                  (c) CONTINUATION OF ACTIVE TRADE OR BUSINESS. From the date hereof until the date immediately prior to the first Distribution Date, Propel shall not make any material changes, when considered in the aggregate with any other changes, in the conduct of the Active Trade or Business. In addition, from the date hereof until the first day after the two-year anniversary of the latest Distribution Date or the Israeli Separation Date, in the case of the Propel Israel Separation Active Trade or Business,

                           (i) Propel shall continue to conduct the Distribution Active Trade or Business.


                           (ii) Propel shall cause Propel Israel to continue to conduct the Propel Israel Separation Active Trade or Business.

                           (iii) Subject to the additional restrictions of clause (c)(iv) below, Propel shall not (A) liquidate, dispose of, or otherwise discontinue the conduct of any material portion, when considered in the aggregate with any other liquidations, distributions or changes, of the Distribution Active Trade or Business, (B) liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Propel Israel Separation Active Trade or Business that has sales, when considered in the aggregate with the sales from the portion or portions of the Propel Israel Separation Active Trade or Business that has been liquidated, disposed or previously discontinued, in excess of five percent of the sales from the Propel Israel Separation Active Trade or Business when measured at the Israeli Separation Date or at the time of the proposed liquidation, disposition or other discontinuation, or (C) dispose of any business or assets that would cause Propel to be operated in a manner inconsistent in any material respect with the business purposes for a Distribution or the Israeli Separation as set forth in the Representation Letters and Tax Opinions/Rulings.

                           (iv) Propel shall not, and shall cause Propel Israel to not, under any circumstances liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business if such liquidation, disposition or discontinuance would breach SECTION 4.2(d). Propel shall continue the active conduct of the Distribution Active Trade or Business primarily through officers and employees of Propel or a Propel Affiliate (and not primarily through independent contractors) who are not also officers or employees of Motorola or of any Motorola Affiliates. Propel shall cause Propel Israel to continue the active conduct of the Propel Israel Separation Active Trade or Business primarily through officers and employees of Propel Israel or a Person that, directly or indirectly through one or more intermediaries is Controlled by Propel Israel (and not primarily through independent contractors). Notwithstanding the foregoing, except with respect to any corporation or other entity the status of which as the direct owner of an active trade or business is material to the Tax-Free Status of a Distribution or the Tax-Free Status of the Israeli Separation, liquidations of any of the Propel Affiliates (other than Propel Israel) into Propel or one or more Propel Affiliate shall not be deemed to breach this SECTION 4.2(c).

                           (v) Solely for purposes of this SECTION 4.2(c), Propel shall not be treated as directly or indirectly controlling a Propel Affiliate unless Propel owns, directly or indirectly, shares of capital stock of such Propel Affiliate constituting Tax Control.

                  (d)      CONTINUITY OF BUSINESS.

                           (i) From the date hereof until the first day after the two-year anniversary of the latest Distribution Date, (A) Propel shall not voluntarily dissolve or liquidate, and (B) neither Propel nor any Propel Affiliate directly or indirectly controlled by Propel shall sell, transfer, or otherwise dispose of or agree to dispose of assets that, in the aggregate, constitute more than (x) 60% of the gross assets of the Distribution Active Trade or Business or (y) 60% of the consolidated gross assets of Propel, such Propel Affiliates and such Propel Operating Companies (including, for such purpose, any shares of capital stock of such Propel Affiliates and Propel Operating Companies). The amount of gross assets of Propel, such Propel Affiliates and such Propel Operating Companies shall be based on the fair market value of each such asset as of the latest Distribution Date.

                           (ii) Until the first day after the two-year anniversary of the Israeli Separation Date, Propel shall cause Propel Israel (A) to not voluntarily dissolve or liquidate and (B) to not sell, transfer or otherwise dispose of or agree to dispose of assets that, in the aggregate, constitute more than 60% of Propel Israel's gross assets (including any equity interests held by Propel Israel), unless prior to the consummation of such transaction Motorola has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of a Distribution, the qualification of the Contribution as a D Regulation and the Tax-Free Status of the Israeli Separation, that such transaction would not jeopardize the Tax-Free Status of a Distribution or the Tax-Free Status of the Israeli Separation.

                           (iii) Sales, transfers or other dispositions by Propel or any of the Propel Affiliates (other than Propel Israel) to Propel or one or more Propel Affiliates directly or indirectly controlled by Propel shall not be included in any determinations under this SECTION 4.2(d) of whether such 60% or more of the gross assets of the Distribution Active Trade or Business or 60% of the consolidated gross assets of Propel, such Propel Affiliates and Propel Operating Companies have been sold, transferred or otherwise disposed of.

                           (iv) Solely for purposes of this SECTION 4.2(d), Propel shall not be treated as directly or indirectly controlling a Propel Affiliate unless Propel owns, directly or indirectly, shares of capital stock of such Propel Affiliate constituting Tax Control.

                  (e) DISCHARGE OF INTRACOMPANY INDEBTEDNESS. Prior to the first Distribution Date, Propel and the Propel Affiliates shall fully discharge and satisfy all of the then existing indebtedness owed to Motorola or any Motorola Affiliate other than (i) payables incurred in the ordinary course of business, including, but not limited to, indebtedness incurred to finance the purchase of property from Motorola or any Motorola Affiliate or (ii) any other indebtedness disclosed to the IRS in the Representation Letters. From such date until the first day after the two-year anniversary of the latest Distribution Date, Propel shall not, and shall not permit any Propel Affiliate to create, incur, assume or allow to exist any indebtedness with Motorola or any Motorola Affiliate other than (i) payables incurred in the ordinary course of business, including, but not limited to, indebtedness incurred to finance the purchase of property from Motorola or any Motorola Affiliate, (ii) any other indebtedness disclosed to the IRS in the Representation Letters, or (iii) any other indebtedness that Motorola has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, the qualification of the Contribution as a D Reorganization, and the Tax-Free Status of the Israeli Separation, would not jeopardize the Tax-Free Status of the Distribution, the qualification of the Contribution as a D Reorganization, or the Tax-Free Status of the Israeli Separation.

                  (f) MISCELLANEOUS. From the date hereof until the first day after the two-year anniversary of the latest Distribution Date, Propel shall not take, or permit any of the Propel Affiliates to take, any other actions or enter into any transaction or series of transactions or agree to enter into any other transactions that would be reasonably likely to jeopardize the Tax-Free Status of a Distribution, the qualification of the Contribution as a D Reorganization or the Tax-Free Status of the Israeli Separation, including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters. Notwithstanding the foregoing, if and to the extent that any action or transaction is specifically described in and permitted pursuant to SECTIONS 4.2(a),
         (b), (c), (d) and (e) such action or transaction shall not be prohibited by this SECTION 4.2(F).

                  (g) PERMITTED ACTIONS AND TRANSACTIONS. Notwithstanding the foregoing, the provisions of SECTION 4.2 shall not prohibit Propel from implementing any transaction for which (i) it has received a Favorable Motorola Determination or (ii) a favorable Tax Opinion/Ruling or Subsequent Tax Opinion/Ruling, each obtained in accordance with and subject to the provisions of SECTION 4.3.

                  4.3      COOPERATION AND OTHER COVENANTS.

                  (a) Until all restrictions set forth in SECTION 4.2 have expired, Propel shall give Motorola written notice of any intention to effect or permit an action or transaction described in SECTION 4.2 and which is prohibited thereunder. Propel shall give such notice within a period of time reasonably sufficient to enable Motorola to make the determination referred to in SECTION 4.3(b). Each such notice by Propel shall set forth the terms and conditions of the proposed action or transaction, including, without limitation, as applicable, the nature of any related action proposed to be taken by the Board of Directors of Propel, the approximate number of shares of Propel Capital Stock proposed to be transferred or issued, the approximate Value of Propel's assets (or assets of any Propel Affiliates) proposed to be transferred, the proposed timetable for such action or transaction, and the number of shares of Propel Capital Stock otherwise then owned by the other party to the proposed action or transaction, all with sufficient particularity to enable Motorola to make any such required determination. All information provided by Propel to Motorola pursuant to this SECTION 4.3 shall be deemed subject to the confidentiality obligations of Article 5 of the Separation Agreement.

                  (b) In the event that Propel notifies Motorola that it desires to take one of the actions described in SECTION 4.2, Propel shall not take any such action unless prior to the consummation of such transaction Motorola has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of a Distribution, the qualification of the Contribution as a D Reorganization, and/or the Tax-Free Status of the Israeli Separation, that such transaction would not jeopardize the Tax-Free Status of a Distribution, the qualification of the Contribution as a D Reorganization, or the Tax-Free Status of the Israeli Separation (a "FAVORABLE MOTOROLA DETERMINATION").

                  (c) Promptly, but in any event within 20 Business Days, after Motorola receives written notice from Propel of its desire to take one of the actions described in SECTION 4.2,

         Motorola shall evaluate such information and notify Propel in writing as to whether it will grant the determination referred to in SECTION 4.3(b); PROVIDED, HOWEVER, that if Propel makes a determination that an action or transaction described in SECTION 4.2 might jeopardize the Tax-Free Status of the Distribution, the qualification of the Contribution as a D Reorganization or the Tax- Free Status of the Israeli Separation, and elects to include a statement of such determination in its written notice to Motorola, then Motorola shall evaluate such information and notify Propel of the determination required pursuant to SECTION 4.3(b) within 10 Business Days after Motorola receives such written notice from Propel. In the event Motorola is unable to issue a Favorable Motorola Determination, Motorola shall state in writing to Propel, in reasonable detail, the reasons therefor.

                  (d) In the event that Propel notifies Motorola that it desires to take one of the actions described in SECTION 4.2 and Motorola concludes that such action might jeopardize the Tax-Free Status of a Distribution, the qualification of the Contribution as a D Reorganization or the Tax-Free Status of the Israeli Separation, at the request of Propel, Motorola shall agree, subject to the remainder of this provision, either (i) to attempt to obtain a Subsequent Tax Opinion/Ruling that would permit Propel to take the specified action or
         (ii) for actions described in SECTION 4.2(a) only, to include a request for a ruling that would permit Propel to take the specified action as part of the ruling request as to the Tax-Free Status of a Distribution (the "DISTRIBUTION RULING"), provided further that Motorola will agree to include the request as part of the Distribution Ruling, only in the event that (A) Propel requests Motorola to make such an inclusion prior to the filing of the initial request for the Distribution Ruling and
         (B) such an inclusion will not delay or impair, in Motorola's sole and absolute discretion, Motorola's ability to receive the Distribution Ruling.

                  (e) In the event Motorola is unable to issue a Favorable Motorola Determination and Propel requests that Motorola attempt to obtain a Subsequent Tax Opinion/Ruling, Motorola shall either, in its sole and absolute discretion, (i) draft a Subsequent Tax Opinion/Ruling and propose a date for submission of the request therefor, which date shall not be more than 90 days (or such other time period as may be mutually agreed to by the parties) after the date Motorola so notifies Propel of Motorola's intent to seek a Subsequent Tax Opinion/Ruling; provided that such 90-day period shall be appropriately extended for any period of noncompliance by Propel with SECTION 4.3(f) or (ii) allow Propel to draft a Subsequent Tax Opinion/Ruling; provided that Motorola after receiving a copy of such draft shall notify Propel of a proposed date for the submission of such request that should be prior to the later of (a) 90 days after the date Motorola so notifies Propel of Motorola's intent to allow Propel to draft the Subsequent Tax Opinion/Ruling or (b) 20 Business Days after Motorola receives a copy of Propel's draft of the Subsequent Tax Opinion/Ruling.

                  (f) Motorola and Propel shall cooperate in good faith in connection with such efforts (such cooperation to include, without limitation, the provision of any information and/or representations reasonably requested by one party or such party's counsel to the other party) and must mutually agree on the form and content of any Subsequent Tax

         Opinion/Ruling (including as part of a Distribution Ruling) and any and all written or oral communications related to any Subsequent Tax Opinion/Ruling (including as part of a Distribution Ruling); PROVIDED, HOWEVER, that the reasonable costs and expenses incurred by Motorola of obtaining any such Subsequent Tax Opinion/Ruling shall be borne by Propel.

                  (g) From and after any Representation Date in connection with obtaining any such determination or the receipt of a Subsequent Tax Opinion/Ruling (including as part of a Distribution Ruling) and until the first day after the two-year anniversary of the date of such determination or receipt, neither party shall take (nor shall it refrain from taking) any action that would have caused such representation to be untrue unless Motorola has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of a Distribution, the qualification of the Contribution as a D Reorganization and the Tax-Free Status of the Israeli Separation, that such action would not jeopardize the Tax-Free Status of a Distribution, the qualification of the Contribution as a D Reorganization or the Tax-Free Status of the Israeli Separation.

                  (h) In the event a Subsequent Tax Opinion/Ruling (including as part of a Distribution Ruling) is received, Motorola and Propel must mutually agree on the content and acceptability thereof (which shall not be unreasonably withheld) before the requested specified action may be implemented.

                  (i) In the event that Motorola, at any time prior to the latest Distribution Date, ceases to own Propel Capital Stock constituting Tax Control and such failure was not caused in whole or in part by any breach by Propel of any of its representations, warranties, covenants or other agreements made pursuant to this Agreement or otherwise, Propel shall cooperate with Motorola and shall take (or refrain from taking) all actions as Motorola may reasonably request so as to permit Motorola to regain ownership of Propel Capital Stock which constitutes Tax Control and would not jeopardize the Tax-Free Status of a Distribution or the Tax-Free Status of the Israeli Separation. The cost of taking any such actions shall be borne by Motorola.

                  (j) In the event that Motorola, at any time prior to the latest Distribution Date, ceases to own Propel Capital Stock constituting Tax Control and such failure was caused by any breach by Propel of any of its representations, warranties, covenants or other agreements made pursuant to this Agreement or otherwise, in addition to any monetary damages or other indemnification obligations owing pursuant to this Agreement, Propel shall promptly take (or refrain from taking) all actions, including, but not limited to, the purchase of Propel Capital Stock in the open market, necessary so as to permit Motorola to regain ownership of Propel Capital Stock which constitutes Tax Control and would not jeopardize the Tax-Free Status of a Distribution or the Tax-Free Status of the Israeli Separation. The costs of taking any such actions shall be borne by Propel.

4.4      INDEMNIFICATION FOR TAX LIABILITIES.

         (a)      GENERAL.

                           (i) Notwithstanding any other provision of this Agreement or any provision of the Tax Agreement to the contrary but subject to SECTION 4.4(b), Propel shall indemnify, defend and hold harmless Motorola and each Motorola Affiliate (or any successor to any of them) against any and all Tax-Related Losses incurred by Motorola and each Motorola Affiliate in connection with any proposed tax assessment or tax controversy with respect to a Distribution, the Contribution or the Israeli Separation to the extent caused by any breach by Propel of any of its representations, warranties or covenants made pursuant to this Agreement. All interest incurred in connection with such Tax-Related Losses shall be computed (based on the applicable federal rate for each month or portion thereof) for the time period up to and including the date that Propel pays its indemnification obligation in full.

                           (ii) Notwithstanding any other provision of this Agreement or any provision of the Tax Agreement to the contrary, Motorola shall indemnify, defend and hold harmless Propel and each Propel Affiliate (or any successor to any of them) against any and all Tax- Related Losses incurred by Propel and each Propel Affiliate and in connection with any proposed tax assessment or tax controversy with respect to the Israeli Separation to the extent not caused, in whole or in part, by any breach by Propel of any of its representations, warranties or covenants made pursuant to this Agreement. All interest incurred in connection with such Tax-Related Losses shall be computed (based on the applicable federal rate for each month or portion thereof) for the time period up to and including the date that Motorola pays its indemnification obligation in full.

                  (b)      EXCEPTIONS TO PROPEL'S INDEMNIFICATION. If Motorola
         (i) makes a determination pursuant to any clause of SECTION 4.2, on the basis of a Subsequent Tax Opinion/Ruling or otherwise, and (ii) delivers to Propel written notice of such determination pursuant to
         SECTION 4.3(c), Propel shall have no obligation pursuant to SECTION 4.4(a), except to the extent that any Tax-Related Losses so incurred resulted from the inaccuracy, incorrectness or incompleteness of any representation provided by Propel upon which such Subsequent Tax Opinion/Ruling and/or determination was based.

                  (c) TIMING AND METHOD OF TAX INDEMNIFICATION PAYMENTS. Propel and Motorola shall each pay any amount due and payable to the other party pursuant to this SECTION 4.4 on or before the 30th day following the earlier of agreement or determination that such amount is due and payable to the other party. All payments pursuant to this
         SECTION 4.4 shall be made by wire transfer to the bank account designated by Propel or Motorola, as the case may be, for such purpose, and on the date of such wire transfer Propel or Motorola, as the case may be, shall give the other party notice of the transfer.

         4.5      PROCEDURE FOR INDEMNIFICATION FOR TAX LIABILITIES.

                  (a) NOTICE OF CLAIM. If any Indemnitee receives notice of the assertion of any Third- Party Claim with respect to which an Indemnifying Party may be obligated under SECTION 4.4 to provide indemnification, such Indemnitee shall give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; PROVIDED, HOWEVER, that the failure of any Indemnitee to give notice as provided in this Section shall not relieve an Indemnifying Party of its obligations under SECTION 4.4, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

                  (b)      OBLIGATION OF INDEMNIFYING PARTY.

                           (i) Motorola and Propel shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which an Indemnifying Party may be obligated under SECTION 4.4 to provide indemnification, provided that such Indemnifying Party shall forfeit such joint control right with respect to a particular Third-Party Claim if such Indemnifying Party or any Affiliate of such Indemnifying Party makes any public statement or filing, or takes any action (including, but not limited to, the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third-Party Claim that is inconsistent in a material respect with any representation or warranty made by the Indemnifying Party in this Agreement, the Tax Opinions/Rulings, or the Representation Letters.

                           (ii) Propel and Motorola shall exercise their rights to jointly control the defense of any such Third-Party Claim solely for the purpose of defeating such Third-Party Claim and, unless required by applicable law, neither Propel nor Motorola shall make any statements or take any actions that could reasonably result in the shifting of liability for any Losses arising out of such Third-Party Claim from the party making such statement or taking such action (or any of its Affiliates) to the other party (or any of its Affiliates).

                           (iii) Statements made or actions taken by either Propel or Motorola in connection with the defense of any such Third-Party Claim shall not prejudice the rights of such party in any subsequent action or proceeding between the parties.

                           (iv) If either Motorola or Propel fails to jointly defend any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to jointly defend shall use commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; PROVIDED, HOWEVER, that neither Motorola nor Propel may compromise or settle any such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

         4.6 EXCLUSIVE REMEDIES. Except for the right to pursue equitable remedies, the remedies provided in this SECTION 4 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of SECTION 4.4.

5.       CERTAIN OTHER COVENANTS.

         5.1      FINANCIAL AND OTHER INFORMATION.

                  (a) FINANCIAL INFORMATION. Propel agrees that, for so long as Motorola is required to consolidate Propel's results of operations and financial position or to account for its investment in Propel under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied and consistent with SEC reporting requirements):

                           (i) Propel shall, and shall cause each of the Propel Affiliates to maintain a system of internal accounting controls that will provide reasonable assurance that: (A) Propel's and such Propel Affiliates' books, records and accounts fairly reflect all transactions and dispositions of assets and (B) the specific objectives of accounting control are achieved.

                           (ii) Propel shall, and shall cause each of the Propel Affiliates organized in the U.S. to maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year.


                           (iii) As soon as practicable, and in any event within one (1) Business Day after the end of each monthly accounting close period of Motorola (including the last monthly accounting close period of Motorola of each fiscal year), Propel shall deliver to Motorola a consolidated income statement and balance sheet for Propel for such period and an income statement and balance sheet for each Propel Affiliate which is consolidated with Propel, as the case may be, in such format and detail as Motorola may request.

                           (iv) As soon as practicable, and in any event within 35 days after the end of each of the first three fiscal quarters in each fiscal year of Propel and no later than five days before Propel intends to file its Quarterly Financial Statements (as defined below) with the SEC, Propel shall deliver to Motorola drafts of (A) the consolidated financial statements of Propel and the Propel Affiliates (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Propel the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X, and
                  (B) a discussion and analysis by management of Propel's and the Propel Affiliates' financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that Propel will deliver such information at such earlier time upon Motorola's request resulting from Motorola's determination to accelerate the timing of the filing of its financial statements with the SEC. The information set forth in (A) and (B) above is herein referred to as the "QUARTERLY FINANCIAL STATEMENTS." No later than the earlier of (x) three Business Days prior to the date Propel publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available or (y) three Business Days prior to the date on which Motorola has notified Propel that it intends to file its quarterly financial statements with the SEC, Propel shall deliver to Motorola the final form of the Quarterly Financial Statements certified by the chief financial officer of Propel as presenting fairly, in all material respects, the financial condition and results of operations of Propel and the Propel Affiliate; provided that Propel may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by Propel to Motorola as soon as practicable, and in any event within eight hours thereafter; and, PROVIDED, FURTHER, that Motorola and Propel financial Representatives shall actively consult with each other regarding any changes (whether or not substantive) which Propel may consider making to its Quarterly Financial Statements and related disclosures during the two Business Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Motorola's financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers, or contains information with respect, to the ownership of Propel by Motorola, the separation of Propel from Motorola or a Distribution shall be filed with the SEC or otherwise made public by Propel or any of the Propel Affiliates without the prior written consent of Motorola.

                           (v) Propel shall deliver to Motorola as soon as practicable, and in any event within 45 days after the end of each fiscal year of Propel and no later than 10 days before Propel intends to file its Annual Financial Statements (as defined below) with the SEC, (A) drafts of the consolidated financial statements of Propel (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and (B) a discussion and analysis by management of Propel's and the Propel Affiliates' financial condition and results of operations for such year, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The information set forth in (A) and
                  (B) above is herein referred to as the "ANNUAL FINANCIAL STATEMENTS." Propel shall deliver to Motorola all revisions to such drafts as soon as any such revisions are prepared or made. No later than the earlier of (1) five Business Days prior to the date Propel publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available or (2) five Business Days prior to the date on which Motorola has notified Propel that it intends to file its annual financial statements with the SEC, Propel shall deliver to Motorola the final form of the Annual Financial Statements certified by the chief financial officer of Propel as presenting fairly, in all material respects, the financial condition and results of operations of Propel and the Propel Affiliates; provided that Propel may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by Propel to Motorola as soon as practicable, and in any event within eight hours thereafter; and, PROVIDED, FURTHER, that Motorola and Propel financial Representatives shall actively consult with each other regarding any changes (whether or not substantive) which Propel may consider making to its Annual Financial Statements and related disclosures during the three Business Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Motorola's financial statements or related disclosures. In addition to the foregoing, no Annual Financial Statement or any other document which refers, or contains information with respect, to the ownership of Propel by Motorola, the separation of Propel from Motorola or a Distribution shall be filed with the SEC or otherwise made public by Propel or any of the Propel Affiliates without the prior written consent of Motorola. In any event, Propel shall deliver to Motorola, no later than 80 days after the end of each fiscal year of Propel, the final form of the Annual Financial Statements accompanied by an opinion thereon by Propel's independent certified public accountants.

                           (vi) Propel shall deliver to Motorola all Quarterly and Annual Financial Statements of each Propel Affiliate which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of Propel required to be delivered to Motorola pursuant to this SECTION 5.1.

                           (vii) All information provided by Propel or any of the Propel Affiliates to Motorola pursuant to SECTIONS 5.1(a)(iii) through (vii) inclusive shall be consistent in terms of format and detail and otherwise with Motorola's policies with respect to the application of accounting principles and practices in effect on the date hereof with respect to the provision of such financial information by the Propel Business and/or Propel and the Propel Affiliates, as applicable, to Motorola (and, where appropriate, as presently presented in financial reports to Motorola's Board of Directors), with such changes therein as may be requested by Motorola from time to time consistent with changes in such accounting principles and practices.

                           (viii) Propel and each of the Propel Affiliates which files information with the SEC shall deliver to
                  Motorola: (A) as soon as the same are prepared, substantially final drafts of: (x) all reports, notices and proxy and information statements to be sent or made available by Propel or any of the Propel Affiliates to their security holders, (y) all regular, periodic and other reports to be filed under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by Propel or any of the Propel Affiliates with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses
                  (x), (y) and (z) are referred to herein as "PROPEL PUBLIC DOCUMENTS"), and (B) as soon as practicable, but in no event later than four Business Days prior to the date the same are printed, sent or filed, whichever is earliest, current drafts of all such Propel Public Documents; provided that Propel may continue to revise such Propel Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by Propel to Motorola as soon as practicable, and in any event within eight hours thereafter; and, PROVIDED, FURTHER, that Motorola and Propel financial Representatives shall actively consult with each other regarding any changes (whether or not substantive) which Propel may consider making to any of its Propel Public Documents and related disclosures prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Motorola's financial statements or related disclosures. In addition to the foregoing, no Propel Public Document or any other document which refers, or contains information with respect, to the ownership of Propel by Motorola, the separation of Propel from Motorola or the Distribution shall be filed with the SEC or otherwise made public by Propel or any of the Propel Affiliates without the prior written consent of Motorola.

                           (ix) Propel shall, as promptly as practicable, deliver to Motorola copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof) relating to Propel on a consolidated basis and shall provide Motorola an opportunity to meet with management of Propel to discuss such budgets and projections.

                           (x) With reasonable promptness, Propel shall deliver to Motorola such additional financial and other information and data with respect to Propel and the

                  Propel Affiliates and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Motorola.

                           (xii) Prior to issuance, Propel shall deliver to Motorola copies of substantially final drafts of all press releases and other statements to be made available by Propel or any of the Propel Affiliates to employees of Propel or any of the Propel Affiliates or to the public concerning material developments in the business, properties, earnings, results of operations, financial condition or prospects of Propel or any of the Propel Affiliates or the relationship between (A) Propel or any of the Propel Affiliates and (B) Motorola or any of its Affiliates. In addition, prior to the issuance of any such press release or public statement, Propel shall consult with Motorola regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, Propel shall deliver to Motorola copies of final drafts of all press releases and other public statements. Propel and Motorola will consult with each other as to the timing of their annual and quarterly earnings releases and will give each other an opportunity to review the information therein relating to Propel and the Propel Affiliates and to comment thereon.

                           (xiii) Propel shall cooperate fully, and cause its accountants to cooperate fully, with Motorola to the extent requested by Motorola in the preparation of Motorola's public earnings releases, quarterly reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Motorola with the SEC, any national securities exchange or otherwise made publicly available (collectively, the "MOTOROLA PUBLIC FILINGS"). Propel agrees to provide to Motorola all information that Motorola reasonably requests in connection with any Motorola Public Filings or that, in the judgment of Motorola's legal department, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Such information shall be provided by Propel in a timely manner on the dates requested by Motorola (which may be earlier than the dates on which Propel otherwise would be required hereunder to have such information available) to enable Motorola to prepare, print and release all Motorola Public Filings on such dates as Motorola shall determine. Propel shall use its best efforts to cause its accountants to consent to any reference to them as experts in any Motorola Public Filings required under any law, rule or regulation. If and to the extent requested by Motorola, Propel shall diligently and promptly review all drafts of such Motorola Public Filings and prepare in a diligent and timely fashion any portion of such Motorola Public Filing pertaining to Propel. Prior to any printing or public release of any Motorola Public Filing, an appropriate executive officer of Propel shall, if requested by Motorola, certify that the information relating to Propel, any Propel Affiliate or the Propel Business in such Motorola Public Filing is accurate, true and correct in all material respects. Unless required by law, rule or regulation, Propel shall not publicly release any financial or other information which conflicts with the information with respect to Propel, any Propel Affiliate or the Propel Business that is included in any Motorola Public Filing without Motorola's prior written consent. Prior to the release or filing thereof, Motorola shall provide Propel with a draft of any portion of a Motorola Public Filing containing information relating to Propel and the Propel Affiliates and shall give Propel an opportunity to review such information and comment thereon; provided that Motorola shall determine in its sole and absolute discretion the final form and content of all Motorola Public Filings.

         At such time as Motorola is required to account for its investment in Propel under the equity method of accounting, Motorola shall cooperate with Propel to reduce Propel's obligation under this SECTION 5.1(a) consistent with Motorola's needs, as shall be determined in Motorola's sole and absolute discretion.

                  (b) AUDITORS AND AUDITS; ANNUAL STATEMENTS AND ACCOUNTING. Propel agrees that, for so long as Motorola is required to consolidate Propel's results of operations and financial position or to account for its investment in Propel under the equity method of accounting (in accordance with generally accepted accounting principles):

                           (i)      Propel shall not select a different
                  accounting firm than KPMG LLP (unless directed to by Motorola in accordance with a change by Motorola in its accounting firm) to serve as its (and the Propel Affiliates') independent certified public accountants ("PROPEL'S AUDITORS") without Motorola's prior written consent (which shall not be unreasonably withheld); provided that to the extent any such Propel Affiliates are currently using a different accounting firm to serve as their independent certified public accountants, such Propel Affiliates may continue to use such accounting firm provided such accounting firm is reasonably satisfactory to Motorola.

                           (ii) Propel shall use its best efforts to enable the Propel Auditors to complete their audit such that they will date their opinion on Propel's audited annual financial statements on the same date that Motorola's independent certified public accountants ("MOTOROLA'S AUDITORS") date their opinion on Motorola's audited annual financial statements (the "MOTOROLA ANNUAL STATEMENTS"), and to enable Motorola to meet its timetable for the printing, filing and public dissemination of the Motorola Annual Statements.

                           (iii) Propel shall provide to Motorola on a timely basis all information that Motorola reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Motorola Annual Statements. Without limiting the generality of the foregoing, Propel will provide all required financial information with respect to Propel and the Propel Affiliates to Propel's Auditors in a sufficient and reasonable time and in sufficient detail to permit Propel's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Motorola's Auditors with respect to information to be included or contained in the Motorola Annual Statements.

                           (iv) Propel shall authorize Propel's Auditors to make available to Motorola's Auditors both the personnel who performed, or are performing, the annual audit of Propel and work papers related to the annual audit of Propel, in all cases within a reasonable time prior to Propel's Auditors' opinion date, so that Motorola's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Propel's Auditors as it relates to Motorola's Auditors' report on Motorola's statements, all within sufficient time to enable Motorola to meet its timetable for the printing, filing and public dissemination of the Motorola Annual Statements.

                           (v) Propel shall provide Motorola's internal auditors with access to Propel's and the Propel Affiliates, books and records so that Motorola may conduct reasonable audits relating to the financial statements provided by Propel pursuant hereto as well as to the internal accounting controls and operations of Propel and the Propel Affiliates.

                           (vi) Propel shall give Motorola as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the date hereof. Propel will consult with Motorola and, if requested by Motorola, Propel will consult with Motorola's independent public accountants with respect thereto. Propel will not make any such determination or changes without Motorola's prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in Propel's financial statements as filed with the SEC or otherwise publicly disclosed therein.

                           (vii) Notwithstanding clause (vi) above, Propel shall make any changes in its accounting estimates or accounting principles that are requested by Motorola in order for Propel's accounting practices and principles to be consistent with those of Motorola.

         Nothing in this SECTION 5.1 shall require Propel to violate any agreement with any of its customers regarding the confidentiality of commercially sensitive information relating to that customer or its business; provided that in the event that Propel is required under this
         SECTION 5.1 to disclose any such information, Propel shall use all commercially reasonable efforts to seek to obtain such customer's consent to the disclosure of such information.

         5.2 OTHER COVENANTS. In addition to the other covenants contained in this Agreement Propel hereby covenants and agrees that, for so long as Motorola beneficially owns at least 50% of the outstanding shares of Propel Common Stock:

                  (a) Propel shall not, without the prior written consent of Motorola (which it may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Motorola to freely sell, transfer, assign, pledge or otherwise dispose of shares of Propel Common Stock or would restrict or limit the rights of any transferee of Motorola as a holder of Propel Common Stock. Without limiting the generality of the foregoing, Propel shall not, without the prior written consent of Motorola (which it may withhold in its sole and absolute discretion), take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Motorola as a Propel stockholder in a manner not applicable to Propel stockholders generally.

                  (b) Propel shall not, without the prior written consent of Motorola (which it may withhold in its sole and absolute discretion), issue any shares of Propel Capital Stock or any rights, warrants or options to acquire Propel Capital Stock (including, without limitation, securities convertible or exchangeable for Propel Capital Stock), if after giving effect to such issuances and considering all of the shares of Propel Capital Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), Motorola would own less than 50% of the then outstanding shares of Propel Common Stock.

                  (c) To the extent that Motorola is a party to any contracts or agreements that provide that certain actions of Motorola Affiliates may result in Motorola being in breach of or in default under such agreements and Motorola has advised Propel of the existence, and has furnished Propel with copies, of such contracts or agreements (or the relevant portions thereof), Propel shall not take any actions that reasonably could result in Motorola being in breach of or in default under any such contract or agreement. As of the date hereof, the contracts and agreements (or relevant portions thereof) applicable to this covenant are set forth on EXHIBIT A attached hereto. Propel hereby acknowledges and agrees that Motorola has furnished it with copies of each contract or agreement (or the relevant portion thereof) listed on EXHIBIT A. The parties acknowledge and agree that, after the date hereof, Motorola may in good faith (and not solely with the intention of imposing restrictions on Propel pursuant to this covenant) enter into additional contracts or agreements that provide that certain actions of Motorola Affiliates may result in Motorola being in breach of or in default under such agreements. In such event, EXHIBIT A shall be deemed to be automatically amended to reflect the addition of any other contracts or agreements (or relevant portions thereof) of which Motorola advises Propel after the date hereof in accordance with this
         SECTION 5.2(c). Propel agrees to keep confidential and not to disclose any information provided to it pursuant to this SECTION 5.2(c).

         5.3      COVENANTS REGARDING THE INCURRENCE OF INDEBTEDNESS.

                  (a) Propel hereby covenants and agrees that, for so long as Motorola continues to beneficially own at least 50% of the outstanding shares of Propel Common Stock, Propel shall not, and shall not permit any of the Propel Affiliates to, without Motorola's prior written consent (which it may withhold in its sole and absolute discretion), create, incur, assume or suffer to exist any Propel Indebtedness in excess of an aggregate of $625,000,000 outstanding at any time.

                  (b) In order to implement this SECTION 5.3, Propel shall notify Motorola in writing at least 15 Business Days prior to the time it or any Propel Affiliate contemplates incurring any Propel Indebtedness of its intention to do so and shall either (i) demonstrate to Motorola's satisfaction that this SECTION 5.3 shall not be violated by such proposed additional Propel Indebtedness or (ii) obtain Motorola's prior written consent to such proposed additional Propel Indebtedness. Any such written notification from Propel to Motorola shall include documentation of any existing Propel Indebtedness and estimated Propel Indebtedness after giving effect to such proposed incurrence of additional Propel Indebtedness. Motorola shall have the right to verify the accuracy of such information and Propel shall cooperate fully with Motorola in such effort (including, without limitation, by providing Motorola with access to the working papers and underlying documentation related to any calculations used in determining such information).

                  (c) For purposes of this SECTION 5.3, "PROPEL INDEBTEDNESS" means the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of Propel and the Propel Affiliates, as determined for purposes of its consolidated financial statements prepared in accordance with GAAP.

6.       INDEMNIFICATION.

         6.1 INDEMNIFICATION BY PROPEL. Subject to SECTION 6.3, Propel shall indemnify, defend and hold harmless Motorola, all Motorola Affiliates and each of their respective directors, officers and employees (in their capacities as such), from and against:

                  (a) all Losses relating to, arising out of, or due to, directly or indirectly, any breach by Propel or any Propel Affiliate of any of the provisions of this Agreement;

                  (b) all Losses relating to, arising out of, or due to, directly or indirectly, any incorrect, inaccurate or incomplete financial and other information provided by Propel or any Propel Affiliate to Motorola pursuant to SECTION 5.1 of this Agreement; and

                  (c) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the IPO Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the IPO Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading other than with respect to the Motorola Disclosure Portions.

         6.2 INDEMNIFICATION BY MOTOROLA. Subject to SECTION 6.3, Motorola shall indemnify, defend, and hold harmless Propel, all Propel Affiliates, and each of their respective directors, officers and employees (in their capacities as such), from and against:

                  (a) all Losses relating to, arising out of, or due to, directly or indirectly, any breach by Motorola or any Motorola Affiliate of any of the provisions of this Agreement; and

                  (b) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the Motorola Disclosure Portions of the IPO Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the Motorola Disclosure Portions of the IPO Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.3      PROCEDURE FOR INDEMNIFICATION INVOLVING THIRD-PARTY CLAIMS.

         (a) If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification (other than pursuant to SECTION 4), such Indemnitee shall promptly give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; PROVIDED, HOWEVER, that the failure of any Indemnitee to give notice as provided in this
SECTION 6.3 shall not relieve any Indemnifying Party of its obligations under this SECTION 6, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

         (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this SECTION 6 for any attorneys' fees or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; PROVIDED,

HOWEVER, that such Indemnitee shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("SEPARATE COUNSEL"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are significantly different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would, in the reasonable judgement of the Indemnitee, be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees)) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this SECTION 6 within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); PROVIDED, HOWEVER, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

         6.4 PROCEDURE FOR INDEMNIFICATION NOT INVOLVING THIRD-PARTY CLAIMS. If any Indemnitee desires to assert against an Indemnifying Party any claim for indemnification under this SECTION 6 other than a Third-Party Claim (a "CLAIM"), the Indemnitee shall deliver to the Indemnifying Party notice of its demand for satisfaction of such Claim (a "REQUEST"), specifying in reasonable detail the amount of such Claim and the basis for asserting such Claim. Within 30 days after the Indemnifying Party has been given a Request, the Indemnifying Party shall either (i) satisfy the Claim requested to be satisfied in such Request by delivering to the Indemnitee payment by wire transfer or a certified or bank cashier's check payable to the Indemnified Party in immediately available funds in an amount equal to the amount of such Claim, or (ii) notify the Indemnitee that the Indemnifying Party contests such Claim by delivering to the Indemnitee a Dispute Notice, stating that the Indemnifying Party objects to such Claim and specifying in reasonable detail the basis for contesting such Claim. Any dispute described in clause (ii) of this SECTION 6.4 shall be subject to the provisions of SECTION 7.7.

         6.5      CERTAIN LIMITATIONS.

         (a) The amount of any indemnifiable losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnitee shall promptly remit to the Indemnifying Party the excess (if any) of (A) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (B) the full amount of such indemnifiable loss or other liability.

         (b) The amount of any loss or other liability for which indemnification is provided under this Agreement shall be (i) increased to take account of any net tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. In computing the amount of any such tax cost or tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified loss. Any indemnification payment hereunder shall initially be made without regard to this SECTION 6.5(b) and shall be increased or reduced to reflect any such net tax cost (including gross-up) or net tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnitee's liability for taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary.

         (c) Any indemnification payment made under this Agreement shall be characterized for tax purposes as if such payment were made immediately prior to the Effective Date.

         6.6 EXCLUSIVE REMEDIES. Except for the right to pursue equitable remedies, the remedies provided in this SECTION 6 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of this SECTION 6.

7.       MISCELLANEOUS.

         7.1 ENTIRE AGREEMENT. This Agreement, the Separation Agreement, all the other Ancillary Agreements and all other Exhibits and Schedules attached hereto and thereto, if any, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

         7.2. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         7.3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:


                  if to Motorola:

                           Motorola, Inc.
                           1303 East Algonquin Road
                           Schaumburg, Illinois 60196
                           Attention:   General Counsel
                           Telecopy:    (847) 576-3628

                           with a copy to:

                           Motorola, Inc.
                           1303 East Algonquin Road
                           Schaumburg, Illinois 60196
                           Attention:   Chief Financial Officer and Chief Accounting Officer
                           Telecopy:    (847) 576-4768

                           and, if delivered pursuant to SECTION 4, with a copy to:

                           Motorola, Inc.
                           1303 East Algonquin Road
                           Schaumburg, Illinois 60196
                           Attention:   Senior Vice President, Director of Worldwide Tax, Corporate
                                        Finance
                           Telecopy:    (847) 576-0903

                  if to Propel or its subsidiaries:

                           Propel, Inc.
                           425 North Martingale Road
                           18th Floor
                           Schaumburg, Illinois 60173
                           Attention:   General Counsel
                           Telecopy:    (847) 435-3916


                                      -34-

                           with a copy to:

                           Propel, Inc.
                           425 North Martingale Road
                           18th Floor
                           Schaumburg, Illinois 60173
                           Attention:   Chief Financial Officer
                           Telecopy:    (847) 435-3916


                  or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the day at the place such notice or communication is received if confirmed by return facsimile. Any notice or communication sent by air courier shall be deemed effective on the day at the place at which such notice or communication is received if delivery is confirmed by the air courier. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth Business Day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

         7.4. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their legal Representatives and successors and each Affiliate of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         7.5. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         7.6. ASSIGNMENT. This Agreement may not be assigned by any party hereto; PROVIDED, HOWEVER, that Motorola may assign this Agreement in connection with the sale of all or substantially all of its assets.

         7.7.     AMICABLE  RESOLUTION.

                  (a) Motorola and Propel mutually desire that friendly collaboration will develop between them. Accordingly, they will try to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments thereto. In furtherance thereof, in the event of any dispute or disagreement between Motorola and Propel as to the interpretation of any provision of this Agreement executed in connection herewith (or the performance of obligations hereunder or thereunder), the matter, upon written request of either party, will be referred for resolution to a steering committee established pursuant to the Separation Agreement (the "STEERING COMMITTEE"). The Steering Committee will have two members, one of which will be appointed by Motorola and one of which will be appointed by Propel. The initial members of the Steering Committee will be the individuals named on Schedule 5.7 of the Separation Agreement. Each of Motorola and Propel will use its good faith reasonable efforts to avoid replacing the initial members of the Steering Committee with another of their Representatives for the first year after the Effective Date. Thereafter, Motorola and Propel will, to the extent practicable, honor the other's reasonable objections to any replacements of Steering Committee members. While any person is serving as a member of the Steering Committee, such person may not designate any substitute or proxy for purposes of attending or voting at a Steering Committee meeting. The Steering Committee will make every good faith effort to promptly resolve all disputes or disagreements referred to it. Upon a unanimous vote, Steering Committee decisions will be binding on Motorola and on Propel. If the Steering Committee does not agree to a resolution of the dispute or disagreement within 90 days after the reference of the matter to it, each of Motorola and Propel will be free to exercise the remedies available to it under applicable law, subject to SECTION 7.8. Notwithstanding anything to the contrary in this SECTION 7.7, no amendment to the terms of this Agreement will be effected except in writing signed by an authorized officer of both parties. The Steering Committee will be self-regulating.

                  (b) Between the Effective Date and the first anniversary of the Effective Date the Steering Committee will hold meetings every six weeks on dates established at the organizational meeting of the Steering Committee, which will be held as promptly as practicable after the Effective Date. Such meeting dates may be rescheduled by the Steering Committee if it becomes reasonably impracticable to hold such a meeting. After the first anniversary of the Effective Date, the Steering Committee will hold regularly scheduled meetings as determined by the Steering Committee.

         7.8      MEDIATION AND ALTERNATE DISPUTE RESOLUTION.

                  (a) To the extent that any misunderstanding or dispute with respect to one or more of the terms of this Agreement ("DISPUTE") cannot be resolved in a friendly manner as set forth in SECTION 7.7, the parties intend that such Dispute be resolved by an alternative dispute resolution process ("ADR"), which shall require the escalation of any Dispute, first, to the level of one senior executive of each of Motorola and Propel (the "SENIOR OFFICERS") and then to the head of Motorola's Communications Enterprise (or its successor) and the CEO of Propel in an attempt to resolve any such Dispute by negotiation. If the Senior Officers and/or the head of Motorola's Communications Enterprise and the Propel CEO are unable to resolve the Dispute within ten days after the matter is referred to them, either Motorola or Propel may demand mediation of the Dispute by written notice to the other. The two parties shall select a mediator within ten days after the demand and neither of the parties may unreasonably withhold consent to the selection of the mediator and both parties shall share the cost of mediation equally. The parties may agree to replace mediation with some other form of non-binding ADR such as neutral fact finding or mini-trial. Nothing in this paragraph shall prevent either Motorola or Propel from commencing formal litigation proceedings if (i) good faith efforts to resolve the Dispute under these procedures have been unsuccessful, or (ii) any delay resulting from efforts to mediate such dispute could result in serious and irreparable injury to either Motorola or Propel. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.

                  (b) Each of Motorola and Propel will bear its costs of mediation or ADR, but both parties shall share the costs of the mediation or ADR equally.

         7.9. JURISDICTION. In the event a Dispute under this Agreement is to be submitted to judicial proceedings, each of Motorola and Propel consents to the exclusive jurisdiction of the federal or state courts of Illinois for any such legal action, suit or proceeding and agrees that any such action, suit, or proceeding may be brought only in such courts. Each of Motorola and Propel further waives any objection to the laying of venue for any suit, action or proceeding in such courts. Each party also waives its rights to a trial by jury. Each party agrees to accept and acknowledge service of any and all process that may be served in any suit, action or proceeding. Each party agrees that any service of process upon it mailed by registered or certified mail, return receipt requested to such party at the address provided in SECTION 7.3 above will be deemed in every respect effective service of process upon such party in any such suit, action or proceeding. Each party agrees to waive any right it might have to a trial by jury in any such suit, action or proceeding.

         7.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         7.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Subject to SECTION7.7, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         7.12. AMENDMENT. No changes, amendment or waiver will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

         7.13. AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         7.14. INTERPRETATION. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table or contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The Schedules and Exhibits attached hereto or referred to herein are an integral part of this Agreement and are hereby incorporated into this Agreement and made a part hereof as if set forth in full herein. After the Effective Date, the Propel Business shall be deemed to be the business of Propel and the Propel Affiliates and all references made herein to

Propel as a party which operate as of a time following the Effective Date, shall be deemed to refer to Propel and the Propel Affiliates as a single party.

                                     * * * *

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.


                                      MOTOROLA, INC.


                                      By:
                                      ------------------------------------
                                      Name:
                                      Its:



                                      PROPEL, INC.


                                      By:
                                      ------------------------------------
                                      Name:
                                      Its:

                                    EXHIBIT A
                      AGREEMENTS SUBJECT TO SECTION 5.2(c)

         (1) Indenture, dated as of March 15, 1985, between Motorola, Inc. and Harris Trust and Savings Bank, as Trustee

         (2) Indenture, dated as of September 1, 1989, between Motorola, Inc. and The First National Bank of Chicago, as Trustee

         (3) Indenture, dated as of October 1, 1991, between Motorola, Inc. and Harris Trust and Savings Bank, as Trustee

         (4) Indenture, dated as of September 1, 1993, between Motorola, Inc. and The First National Bank of Chicago, as Trustee

         (5) Indenture, dated as of May 1, 1995, between Motorola, Inc. and Harris Trust and Savings Bank, as Trustee

         (6) Indenture, dated as of February 3, 1999, between Motorola, Inc. and Harris Trust and Savings Bank, as Trustee (as supplemented by the First Supplemental Indenture, dated as of February 3, 1999)

         (7) Fourth Amended and Restated Credit Agreement dated as of September 21, 1994, amended and restated as of September 7, 1999 between Motorola, Inc., Motorola Credit Corporation and The Chase Manhattan Bank, as administrative agent

         (8) Second Amended and Restated Credit Agreement dated as of September 21, 1994, amended and restated as of September 9, 1997 between Motorola, Inc., Motorola Credit Corporation and The Chase Manhattan Bank, as administrative agent

         (9) Fiscal Agency Agreement dated as of June 21, 1999 by and between Motorola Credit Corporation (the "Issuer"), Motorola, Inc. (the "Guarantor"), The Chase Manhattan Bank (the "Fiscal Agent"); and Chase Manhattan Bank Luxembourg S.A. (the "Paying Agent")

         (10) China - Shareholders Agreement dated July 31, 1996 between Leadre Telecommunications International Limited and Motorola International Development Corporation and Kimsign International Limited.

         (11) Costa Rica - Shareholders Agreement (Operating Company Agreement) by and among Motorola International Development Corporation, Telco, S.A. and Proempres Panama, S.A.

         (12) Colombia - Shareholders Agreement by and among Latin American Investment Bank Bahamas Limited, Latin America Capital Partners II L.P., AIG-GE Capital Latin American Infrastructure Fund L.P., Darby Latin American Mezzanine

                  Holdings Ltd., Motorola International Development Corporation, Invercel (Delaware) LLC, Tempora S.A., Promision Celular S.A.-Promicel S.A., Avantel Holdings, Ltd., Carlos Urrutia Valenzuela and Motorola de Colombia Ltda. dated January 4, 2000.

         (13) Poland - Subscription Agreement dated as of March 29, 1995 for Uni-Net Sp. Zoo.

         (14) Turkey - Shareholders' Agreement dated as of November 25, 1997 for SetKom Net.